Exhibit 3.2
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
HENRY SCHEIN, INC.
(Under Section 242 of the General Corporation
Law of the State of Delaware)
     HENRY SCHEIN, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:
     FIRST: The name of the corporation is Henry Schein, Inc. (the “Corporation”). The name under which the Corporation was originally incorporated was Henry Schein USA, Inc., and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was December 23, 1992.
     SECOND: The Certificate of Incorporation of the Corporation is hereby amended by striking out Article FIFTH thereof and by substituting in lieu of said Article the following new Article:
     “FIFTH:
          A. The number of directors which shall constitute the entire Board of Directors shall be as fixed from time to time by resolution of the Board of Directors, but shall not be fewer than five nor more than nineteen.

          B. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:
               (1) To adopt, amend or repeal any By-Law (provided, however, that (a) any By-Law made, amended or repealed by the Board of Directors may be amended or repealed, and that any By-Laws may be adopted, by the stockholders of the Corporation and (b) the Board of Directors may not amend or repeal any By-Law adopted by the stockholders of the Corporation from and after the 1997 Annual Meeting of Stockholders of the Corporation).
               (2) To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation;
               (3) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created; and
               (4) By resolution passed by a majority of the whole Board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in such resolution or in the By-Laws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the By-Laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.
          C. The affirmative vote of the holders of 66-2/3% or more of the shares entitled to vote in the election of directors shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article FIFTH.”

     IN WITNESS WHEREOF, Henry Schein, Inc. has caused this Certificate to be signed this 12th day of November, 1997.

HENRY SCHEIN, INC.
By:	/s/ Stanley M. Bergman
Stanley M. Bergman
Chairman of the Board

ATTEST:
/s/ Mark E. Mlotek
Mark E. Mlotek
Secretary

3